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Magellan Petroleum Corporation

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MAGELLAN PETROLEUM CORPORATION

ANNOUNCES FIRST QUARTER RESULTS

Quarter Ending September 30, 2010

Portland, Maine, November 12, 2010 — Magellan Petroleum Corporation (the “Company”) (NASDAQ: MPET) (ASX: MGN) reported a consolidated net loss of $3.4 million ($.06 per share) on gross revenues of $3.7 million for its fiscal first quarter ended September 30, 2010, as compared to a net loss of $1.3 million ($.03 per share) on revenues of $8.9 million in last year’s first quarter. Working capital was $36.5 million at September 30, 2010, an increase of $.8 million from June 30, 2010 (fiscal year end).

Over the past two years, Magellan has changed from a traditional, smaller volume energy production company into a developer of larger-scale reserve positions. This profile is due to recent agreements (now finalized) to acquire interests in the Poplar Dome complex, in Roosevelt Co., Montana along with an agreement, still pending closing, to acquire a 40% ownership interest in the large Evans Shoal natural gas field, offshore Northern Territory, Australia.

Magellan’s legacy production position, while yielding value, is expected to play a lesser role in the Company into the future. Gas sales in the largest producing field, Mereenie, have decreased this year due to the end of a term sales Agreement. Significant volumes of natural gas are still deliverable from Mereenie but are currently being cycled (re-injected) to allow for continued oil production and to, potentially, improve oil recoveries.

Financial Results

For the quarter, Magellan recorded a net loss of $3.4 million on total revenues of $3.7 million. The following items impacted our first quarter earnings and cash flow for fiscal year 2011 as compared to 2010:

•	Gas Sales decreased 92% to $0.4 million due to the term end of the Mereenie Sales Agreement
•	Oil Sales decreased due primarily to the sale of the Cooper Basin and Nockatunga assets
•

Production Costs decreased by 45% primarily due to cost reduction efforts at Mereenie and Palm Valley and pipeline repairs at Mereenie in prior year offset by the costs associated with the addition of the Poplar assets in Montana

The net loss in the first quarter is attributable to the term end of the Mereenie Sales Agreement. We believe that the residual gas reserves at Mereenie and in the Dingo field remain valuable assets to the company. Gas reserves can, ultimately, be worked into the feed stream for new industrial development in the Darwin area, be it Magellan’s industrial development plans or those of third parties, including expansion of existing assets there and/or supplements for operational shortfalls.

Magellan has begun new development within the Poplar Fields in Montana. The first of several new wells spud in September 2010 pursuant to a drilling and development plan at Poplar. This first well was also designed to provide data via logs, cores, and petrography analysis of a number of hydrocarbon pay zones extending from near 700 feet in depth all the way, in intervals, to 7,400 feet.

Magellan is planning for, and will likely incur, substantial capital expenditures for Poplar field development and for the remainder of the Evans Shoal acquisition and subsequent development in coming years. We are working toward the scheduled completion of the acquisition of a 40% working interest in the Evans Shoal Gas Field. Both of these properties have significant upside and, with investment, provide material growth opportunities to shareholders.

Additionally, the increased development brings with it the need to increase Company staff in both management and technical roles. The Company is actively discussing partnerships with experienced, knowledgeable partners toward the development of both fields. We have also enlisted various market participants, particularly for the Evans Shoal opportunity, to help monetize and secure a unique market development opportunity.

Further, and to address the long-term structure of the Company moving forward, the Company is seeking shareholder authorization for an amendment to our Certificate of Incorporation to permit the future issuance of various forms of new equity. These are authorizations only and any incremental issuance of shares pursuant to the authorizations will be conducted in a separate Board approved transaction.

It is important to note that the assets to be acquired by the Company are far larger than any the Company has held in the past and so, equally, the authorizations for the issuance of new equity are larger as well. Given that the Company share price has already increased to the current level at a compound annual growth rate of 88% from December 2008 to November 2010, we believe that the new share authorizations will help us continue this trend and give us the flexibility to build the Company into a substantial entity along the lines of what has already been described. For this reason, we see new share issuance as accretive rather than dilutive. The intent is to create value and issue new shares, when needed and approved, at higher price levels rather than at lower price levels. This can only be done with a good asset base backing and we believe we have built that.

Along the same lines, as mentioned, Magellan’s operational personnel base will grow requiring an expanded Stock Incentive Plan base which can be used to incentivize and compensate new staff. This has also been proposed for shareholder approval at the upcoming annual meeting.

Lastly, the Company believes that most companies restructuring within a development phase, like Magellan, would seek to establish an authorized class of Preferred Shares under their charter documents, if they do not already have such a class of Shares authorized. Again, we are seeking only authorizations rather than actual share issuance. Having a Preferred Share class in place and authorized allows Magellan to broaden its structuring scope and to properly respond to the market-based “offers” that might be attractive but which involve a “preferred” element. Any such proposal would be approved by the Board as a value-adding transaction.

An example of our growth efforts on an accretive basis would be the YEP Securities Purchase Agreement (see Note 2) that is expected to be implemented on or before December 25, 2010, with the proceeds to be used to cover operating and financing expenditures associated with the purchase by MPAL of the 40% interest in the Evans Shoal. The placement involves the issuance and sale of up to 5.2 million new shares of the Company’s common stock to YEP and/or one or more of its affiliates in return for $3.00 per new share issued and sold. The $3.00 share price for this transaction is indicative of our largest stockholder’s confidence in the Evans Shoal acquisition and our other projects, as the Company continues with its efforts to build substantial stockholder value. However, the Purchase Agreement provides that the obligations of YEP to complete the purchase of the Shares are subject to closing conditions, including a condition that the progress and status of the Evans Shoal transaction shall be satisfactory to YEP (see Note 2).

Operational Results

Australia

Production volumes, net of royalties, were 0.183 BCF of gas and 12,659 Bbls of oil for the quarter ended September 30, 2010 or 84% less total gas production and 69% less total oil production compared to the quarter ended September 30, 2009.

Mereenie: There were no natural gas sales at Mereenie this quarter due to the term end of the Mereenie Sales Agreement and there will be no gas sales for the foreseeable future. Mereenie continues to produce at or above 500 barrels of oil per day gross which is consistent with the production during the four quarters ended June 30, 2010.

Palm Valley: The Palm Valley Darwin contract expires in January 2012. The Company is making strong efforts to dedicate remaining natural gas to area buyers under “life of remaining reserves” agreement(s).

Evans Shoal (NT/P48): Magellan is working towards the completion of the Evans Shoal acquisition with a payment of AUS$85 million to Santos due on or before December 25th, 2010. Evans Shoal’s production will supply a proposed methanol facility in Darwin Australia and, possibly, floating facilities offshore. Discussions with potential off-takers and financial partners are active and positive.

NT09-1: In March, Magellan accepted an offer from the Commonwealth – Northern Territory Offshore Petroleum Joint Authority for the grant of an exploration permit for petroleum over Area NT09-1 offshore Northern Territory. The area is located 220 kilometers (137 miles) northwest of Darwin. The permit covers 6,305 square kilometers (2,434 square miles) and is a good fit with Magellan’s stated gas development strategy.

Montana

MPC’s Poplar Fields oil production was 16,107 bbls net to Magellan at an average price of $65.80/bbl for quarter ended September 30, 2010.

Poplar Fields:

Magellan owns a total effective ownership average working interest of 83.7% in the East Poplar Unit and Northwest Poplar Fields. Magellan is seeking to acquire and consolidate additional interests within the field to increase its working interest ownership.

Magellan has started a drilling and development program on East Poplar Unit, Roosevelt County, Montana. East Poplar Unit (EPU) #119 spud on September 20, 2010 and reached a depth of 7,137 feet on October 18, 2010. Further completion operations to the deeper Nisku/Duperow formations are pending in early November with a separate completion rig. Well results to-date, while under further evaluation, yielded a broad stack of hydrocarbon-bearing formations from 692 feet all the way to current depth. Nautilus, the operator was also able to successfully recover the planned Charles and Bakken cores.

A two-well program had been planned for Montana this autumn. However, given the results and volume of development data/potential from the EPU#119 well, we will defer the second well in favor of a broader and deeper development program next year. We also will initiate a new shallow gas / oil shale analysis program later this year (subject to rig availabilities and timing). Funding for these projects will primarily come from bank financing.

Magellan continues to work with an intermediary to farm-out a share of our 23,000 acres. Bakken position within the Poplar fields. There has been external interest in a farm-in program and the discussions are ongoing.

United Kingdom

The UK Project is being drilled by Northern Petroleum in West Sussex, United Kingdom. Magellan holds a net 40% working interest in the well. After existing farm-out agreements are taken into account, Magellan’s obligation will be 20% of gross drilling and completion well costs.

The Markwells Wood operator, Northern Petroleum, is undertaking final risk analysis work in preparation for the well spudding. The work is being conducted at the main drilling contractors offices along with all other contractors involved with the UK project. The drilling rig is moving to the Markwells Wood site and well spud is expected in the latter half of November.

The following is a discussion of the financial results for the three months ended September 30, 2010.

Oil sales decreased due primarily to the sale of the Cooper Basin and Nockatunga Assets in fiscal year 2010 and the Mereenie pipeline was de-oiled in the prior year increasing the number of barrels sold. This was offset by the acquisition of the U.S. assets, also in fiscal year 2010, and the 8.4% increase in the average foreign exchange rate discussed below as well as a 4% price increase over prior year at Mereenie.

Gas sales decreased due to natural field declines plus reduced Mereenie sales due to Blacktip Field coming online leading to the end of Mereenie MSA4 contract in February 2010.

Other production related revenues are primarily MPAL’s share of gas pipeline tariff revenues. Revenues increased as tariff revenue is now based on all BlackTip sales, where as last year was only on Mereenie gas sales and the 8.4% increase in the average foreign exchange rate discussed below.

Investment income decreased primarily as a result of a $1,288,200 realized gain on the sale of available-for-sale securities in the three months ended September 30, 2009.

Production costs decreased primarily due to the result of cost reductions efforts (Mereenie & Palm Valley) and prior years costs of pipeline repairs at Mereenie ($1,566,000), the elimination of production costs related to the Cooper Basin Assets sold in fiscal year 2010 ($443,000) and lower transportation and field monitoring costs at Mereenie ($373,000), offset by the productions costs associated with the U.S. assets acquired in October 2009 ($608,000), and the 8.4% increase in the average foreign exchange rate discussed below.

Exploration and dry hole costs increased due to exploration costs in the U.K ($166,000), the exploration costs associated with the U.S. assets acquired in October 2009 ($67,000) and the 8.4% increase in the average foreign exchange rate discussed below, offset by reduced exploration in Australia (primarily Mereenie) ($118,000) and the sale of the Cooper basin assets in 2010 ($87,000.)

Salaries and employee benefits decreased primarily due to payment of employee termination costs in Australia in prior year ($993,000), offset by the costs associated with the U.S. acquisition in October 2009 ($104,000) and the 8.4% increase in the average foreign exchange rate discussed below.

Depletion, depreciation and amortization decreased primarily due to the adjustments to depreciation and depletion necessary as a result of the reduction in SEC defined reserves in Australia as of June 30, 2010, offset by the costs associated with U.S. assets acquired in October 2009 ($411,000).

Auditing, accounting and legal services decreased mostly due to prior year legal costs relating to employment matters in Australia ($94,000) and other general legal items in the U.S. which were slightly offset by the 8.4% increase in the average foreign exchange rate discussed below.

Other administrative expenses increased due to the exchange rate losses on US dollar cash held by MPAL ($95,000), increased directors costs related to the addition of a new director and increased fee base for directors ($108,000), increased travel and consulting costs ($228,000) due to the Evans Shoal and Montana projects and the 8.4% increase in the average foreign exchange rate discussed below.

Warrant expense in prior year relates entirely to the recording of the fair market value of certain warrants as discussed in our June 30, 2010 annual financial report. The facts requiring this entry no longer exists.

Income tax provision decreased due to the decrease in the effective tax rate (see Note 10 to the Financial Statements for a discussion of effective tax rates). For the current fiscal year, MPAL is not expected to have taxable income and MPC’s losses are expected to offset taxable permanent items. However, U.K. losses resulting from exploration activities are not expected to generate tax benefits. In the prior fiscal year, MPAL was expected to have taxable net income while the U.K. losses resulting from exploration activities and MPC’s losses were not expected to generate effective tax benefits, thus creating a tax provision on book losses.

The value of the australian dollar relative to the u.s. dollar increased to $.969820 at September 30, 2010 compared to a value of $.85670 at June 30, 2010. This resulted in a $6,178,379 credit to the foreign currency translation adjustments account for the three months ended September 30, 2010. The average exchange rate used to translate MPAL’s operations in Australia was $.903118 for the quarter ended September 30, 2010, which was an 8.4% increase compared to the $.8330 rate for the quarter ended September 30, 2009.

* * * * *

For further information, please contact:

William H. Hastings, President and CEO of Magellan, (207) 619-8501 Antoine Lafargue, CFO and Treasurer, (207) 619-8505

Forward Looking Statements

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the ability of MPAL, with the assistance of the Company, to successfully and timely close the Evans Shoal acquisition, the likelihood and timing of the receipt of proceeds from the YEP private placement transaction due to conditions stipulated in the Securities Purchase Agreement, the ability of the Company to successfully develop a strategy for methanol development, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the profitable integration of acquired businesses, including Nautilus Poplar LLC, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise

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MAGELLAN PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	THREE MONTHS ENDED September 30,
	2010	2009
REVENUES:
Oil sales	$2,170,646	$2,786,826
Gas sales	409,260	5,408,946
Other production related revenues	1,119,275	683,014

Total revenues	3,699,181	8,878,786

COSTS AND EXPENSES:
Production costs	1,839,163	3,330,606
Exploration and dry hole costs	413,670	339,113
Salaries and employee benefits	941,676	1,743,508
Depletion, depreciation and amortization	989,338	1,163,006
Auditing, accounting and legal services	238,451	384,388
Accretion expense	149,692	174,767
Shareholder communications	153,155	78,527
(Gain) loss on sale of field equipment	(20,142)	5,190
Other administrative expenses	2,953,064	2,362,309

Total costs and expenses	7,658,067	9,581,414

Operating loss	(3,958,886)	(702,628)
Warrant expense	—	(1,392,472)
Investment income	246,316	1,496,538

Loss before income taxes	(3,712,570)	(598,562)
Income tax benefit (provision)	301,336	(698,702)

Net loss	$(3,411,234)	$(1,297,264)
Less net loss attributable to non-controlling interest in subsidiaries	35,113	—

Net loss attributable to Magellan Petroleum Corporation	$(3,376,121)	$(1,297,264)

Average number of shares of common stock outstanding
Basic and diluted	52,335,977	49,545,601

Net loss per basic and dilutive common shares attributable to Magellan Petroleum Corporation common shareholders	$(0.06)	$(0.03)